UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 25, 2016
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter 2015 and year 2015 results including also the approval announcement of a share repurchase plan was made February 25, 2016 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Fourth Quarter 2015 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 26, 2016	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Fourth Quarter 2015 Results

Joel Hatlen	SM Berger & Company, Inc.
Vice President and Chief Financial Officer	Andrew Berger
Data I/O Corporation 6645 185th Ave. NE, Suite 100	Managing Director (216) 464-6400
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Fourth Quarter 2015 Results

Sales to Automotive Customers Remained Strong and Represented 39% of Annual Orders;

Addressable Market Forecasted to Double in Five Years Driven by Automotive and IoT Demand

Announces $1 Million Share Repurchase Program

Redmond, WA, Thursday, Feb. 25, 2016 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the fourth quarter ended December 31, 2015.

Fourth Quarter 2015 Highlights

•         Net sales of $5.0 million, compared to $5.3 million for the 2014 fourth quarter

•         Net income of $338,000, or $0.04 per diluted share, compared to $349,000 or $0.04 per diluted share for the 2014 fourth quarter

•         Adjusted EBITDA, excluding equity compensation, was $539,000, compared to $528,000 for the 2014 fourth quarter

•         LumenX™ Programmer received 2015 Global Technology Award at Productronica

•         Bookings of $4.1 million

Full Year 2015 Highlights

•         Net sales of $22.0 million, compared to $21.9 million for 2014

•         Net income of $927,000, or $0.12 per diluted share, compared to $1.1 million, or $0.14 per diluted share for 2014

•         Adjusted EBITDA excluding equity compensation was $1.8 million, compared to $2.0 million for 2014

•         Strongest APAC performance in five years

•         New products launched since September 2013 represent 69% of system orders

•         Automotive orders increased 19% over 2014 to a new record level

“We continued to make progress in 2015 executing our growth oriented business plan,” said Anthony Ambrose, President and CEO.  “2015 was our second consecutive year of profitability and third consecutive year of sales growth, despite significant headwinds from a strong U.S. Dollar.  Our results in 2015 were driven by the successful market acceptance of our PSV line of automated programming systems and LumenXTM programming technology, which together represented 69% of 2015 system sales.  Orders from  the automotive electronics market increased by 19% in 2015, and represented 39% of the total. We anticipate the automotive electronics market will remain strong as a result of secular global growth in automotive infotainment systems with larger memory requirements.  We are also seeing increased demand from the Internet of Things market, which requires managed and secure programming of small devices.  With favorable market dynamics in the automotive industry, and from Internet of Things applications, the company believes our addressable market can double in the next five years."

Financial Results

Net sales in the fourth quarter of 2015 were $5.0 million, compared with $5.3 million in the fourth quarter of 2014.  The 5.6% year-over-year decrease in sales was primarily a result of unfavorable foreign currency translation during the quarter, offset in part by higher equipment sales.  For 2015, net sales increased slightly to $22.0 million from $21.9 million for the same period last year.  Unfavorable foreign currency translation of the U.S. Dollar compared to the Euro negatively impacted 2015 full year sales, compared to the same period one year ago, by approximately $1.2 million.

For the 2015 fourth quarter, gross margin as a percentage of sales was 55.9%, compared to 55.1% in the fourth quarter of 2014.  For 2015, gross margin was 52.4% compared to 53.9% last year.  The decrease in gross margin, as a percentage of sales, was primarily due to the impact of foreign currency exchange rates and channel mix.

Net income in the fourth quarter of 2015 was $338,000, or $0.04 per diluted share, compared with net income of $349,000 or $0.04 per diluted share, in the fourth quarter of 2014.  For 2015, net income was $927,000, or $0.12 per diluted share, compared to $1.1 million, or $0.14 per diluted share last year.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $434,000 in the fourth quarter of 2015, compared to $429,000 in the fourth quarter of 2014.  Adjusted EBITDA excluding equity compensation was $539,000 in the fourth quarter of 2015, compared to $528,000 in the fourth quarter of 2014. For 2015, EBITDA was $1.4 million, compared to $1.5 million last year. Adjusted EBITDA excluding equity compensation was $1.8 million, compared to $2.0 million last year.

Bookings in the fourth quarter of 2015 were $4.1 million, compared to $5.4 million in the fourth quarter of 2014, and $5.9 million in the third quarter of 2015.  Backlog at December 31, 2015 was $700,000, compared to $1.9 million at December 31, 2014, and $1.6 million at September 30, 2015.  Deferred revenue was $1.0 million at December 31, 2015, compared to $1.8 million at December 31, 2014, and $1.1 million at September 30, 2015.

Mr. Ambrose continued: “I am encouraged by our 2015 financial and operating performance.  During the year, we launched several new products, extended our reach within the automotive electronics market, moved our headquarters, which will reduce our cost of doing business by approximately $250,000 annually, and maintained a strong balance sheet.  As a note, our cash balance at December 31, 2015 of $11.3 million was driven by unusually strong collections in the fourth quarter.  We expect our working capital mix will revert back to historical levels in 2016.

“Our plan for 2016 is to extend our leading market share in the automotive electronics industry, while growing our presence to customers in the Internet of Things market.  Data I/O is well positioned for growth in an expanding market as a result of our industry leading products and programming technology, commitment to research and development programs, superior global customer service, and strong balance sheet.  A share repurchase program was authorized with provisions to buy back up t o$1 million dollars of stock over four quarters.  The program will be established under a 10b5-1 plan under the Exchange Act to provide flexibility to make purchases throughout the period," concluded Mr. Ambrose.

Conference Call Information

A conference call discussing the fourth quarter ended December 31, 2015 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (888) 270-8438, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (800) 475-6701, access code: 386126.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, wireless, consumer electronics, industrial controls, medical, and military/aerospace markets.  Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board.  Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life.  These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected results, expected market growth, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

DATA I/O CORPORATION

CONSOLDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net Sales	$4,998	$5,293	$22,017	$21,924
Cost of goods sold	2,203	2,376	10,473	10,099
Gross margin	2,795	2,917	11,544	11,825
Operating expenses:
Research and development	1,171	1,169	4,701	4,708
Selling, general and administrative	1,393	1,409	5,850	5,997
Provision for business restructuring	-	-	-	13
Total operating expenses	2,564	2,578	10,551	10,718
Operating income (loss)	231	339	993	1,107
Non-operating income (expense):
Interest income	17	37	105	159
Foreign currency transaction gain (loss)	61	(47)	(176)	(160)
Total non-operating income (expense)	78	(10)	(71)	(1)
Income (loss) before income taxes	309	329	922	1,106
Income tax (expense) benefit	29	20	5	(7)
Net income (loss)	$338	$349	$927	$1,099

Basic earnings (loss) per share	$0.04	$0.04	$0.12	$0.14
Diluted earnings (loss) per share	$0.04	$0.04	$0.12	$0.14
Weighted-average basic shares	7,940	7,858	7,907	7,826
Weighted-average diluted shares	8,049	8,028	8,054	7,948

DATA I/O CORPORATION

CONSOLDATED BALANCE SHEETS

(in thousands, except per share data)

(UNAUDITED)

	December 31, 2015	December 31, 2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,268	$9,361
Trade accounts receivable, net of allowance for
doubtful accounts of $43 and $93, respectively	2,790	4,109
Inventories	3,705	4,445
Other current assets	577	426
TOTAL CURRENT ASSETS	18,340	18,341

Property, plant and equipment – net	1,237	926
Other assets	63	65
TOTAL ASSETS	$19,640	$19,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,250	$968
Accrued compensation	1,689	1,756
Deferred revenue	1,038	1,801
Other accrued liabilities	540	640
Accrued costs of business restructuring	-	113
TOTAL CURRENT LIABILITIES	4,517	5,278

Long-term other payables	429	183

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,943,720 shares as of December 31,
2015 and 7,861,141 shares as of December 31, 2014	19,051	18,704
Accumulated earnings (deficit)	(5,016)	(5,943)
Accumulated other comprehensive income	659	1,110
TOTAL STOCKHOLDERS’ EQUITY	14,694	13,871
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,640	$19,332

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
(in thousands)
Net Income	$338	$349	$927	$1,099
Interest (income) expense	(17)	(37)	(105)	(159)
Taxes	(29)	(20)	(5)	7
Depreciation and amortization	142	137	542	593
EBITDA earnings	$434	$429	$1,359	$1,540

Equity compensation	105	99	435	400
Restructure charge	-	-	-	13
Adjusted EBITDA earnings,
excluding equity compensation
and restructure charge	$539	$528	$1,794	$1,953